Exhibit 10.3

RUSSIAN VERSION INTENTIONALLY OMITTED

FORM OF SERVICE AGREEMENT No

City of Almaty ___ ___________

JSC Kaspi.kz, hereafter called “the Company”, represented by the Chairman of the Board M. Lomtadze acting in accordance with the Charter, as the party of the first part, and _________ (nationality: ____), hereafter called “the Director”, as the party of the second part, individually a “Party” and collectively the “Parties”, have entered into this agreement on the provision of services (hereafter this “Agreement”), and agree as follows:

1. Scope of the Agreement

1.1. The Company appoints the Director to oversee general management of the Company’s activities in compliance with the Company’s Charter, internal regulations of the Company and the laws of the Republic Kazakhstan, except matters reserved to the shareholders of the Company. This Agreement governs the Director’s compensation and reimbursement of expenses incurred by the Director in performing services and participating in meetings of the Board of directors.

1.2. The Director and the Company agree on appropriate and faithful performance of the terms of this Agreement, provisions of the Company’s Charter and internal rules of the Company regulating the activity of the Board of directors.

1.3.          is elected as a member of the Company’s Board of directors, in accordance with the decision of the Company’s Annual General Meeting of Shareholders (Minutes No         ).

1.4. The Director shall be responsible for guiding the Company in accordance with the Charter of the Company during the term of this Agreement.

1.5. By signing this Agreement the Parties agree that for the purpose of this Agreement the following terms shall have the following meanings:

•

“Confidential Information” is any information in paper, electronic and audiovisual formats made known to the Director containing data that constitutes commercial, professional or other secrets of the Company protected by legislation of the Republic of Kazakhstan and provided to the Director;

•	“Person” is any natural or legal person, state or territorial administrative entity;

•	“Event of Default” is any of the following events:

•	termination of this Agreement on the grounds of breach of the Agreement by the Director;

•	unlawful actions of the Director against the Company;

•	disclosure of confidential or commercial and professional secrets by the Director;

•	commission of Competitive Activities against the Company or its successors;

•	violation by the Director of the constitutional documents and internal regulations of the Company.

•	“Competitive Activities” means the commission by the Director or his Affiliates (except the Company) of one of the following:

•	acting on their own behalf or on behalf of a third Person to offer or enter into any agreements of an employment and civil nature with employees of the Company;

•

be a shareholder, member, officer, or employee of a Person which carries out business on the territory of the Republic of Kazakhstan related to the activity of the Company and/or its successor (either in part or in full) or an Affiliate of such a Person;

•	apply for registration in their own name or in the name of their Affiliate for trademarks similar to the trademarks belonging to the Company and/or its successor (either in part or in full);

•

register under their name or be an Affiliate of a Person who has registered or will register domains on the internet similar to those owned by the Company and/or its successor (either in part or in full);

“Affiliate” means the following:

1) With respect to a natural person:

(a)	close relatives, a spouse, a spouse’s close relatives;

(b)	a legal person in which such natural person and (or) a person described in subparagraph (a) of this clause is a majority shareholder (majority member) and (or) an officer;

(c)	a legal person controlled by such natural person and (or) persons described in subparagraph (a) of this clause;

(d)	a legal person with respect to which a legal person described in subparagraphs (b) and (c) of this clause are majority shareholders (majority members) or are entitled to a similar interest;

(e)	officers of the legal entities described in subparagraphs (b), (c), and (d) of this clause;

2) With respect to a legal person – as defined by the laws of the Republic of Kazakhstan “About limited liability and additional liability companies” and “About joint stock companies.”

2. Term of Agreement

2.1. The Director shall perform the functions provided in section 1 of this Agreement during the term of office of the Director, as determined by a decision of the shareholders of the Company.

3. Obligations of the parties

3.1. The Director shall:

1) act in accordance with the mandatory legislation of the Republic of Kazakhstan, the Company’s Charter and internal regulations based on openness and transparency, in the interests of the Company and its shareholders;

2) treat all shareholders fairly, make an objective independent judgment on corporate matters;

3) take part in the issues of risk management and internal audit of the Company;

4) perform responsibilities under this Agreement in good faith and exercise other authorities in a timely manner and in accordance with the Company’s Charter, internal regulations and the laws of the Republic of Kazakhstan.

3.2. The Company shall:

1) pay for the Director’s services in a timely manner as specified in this Agreement;

2) provide document drafts and other materials requested by the Director in connection with matters under consideration at meetings of the Board of directors within the time periods specified by internal regulations of the Company.

3.3 The Director assumes the following obligations:

1) from the date of this Agreement and for a period of 3 (three) years after its expiration or termination to not disclose to any Person all information received from the Company and constituting Confidential Information and to not use such information for his own benefit;

2) maintain at a high level of privacy all Confidential Information to avoid its disclosure or use by any Person;

3) notify the Company and/or the Chairman of the Board of directors about all unauthorized Persons who come to their attention having Confidential Information.

3.4. The Director may disclose Confidential Information without prior written consent of the Company and/or the Chairman of the Board of directors:

1) to consultants (including external legal, technical and other consultants) and external auditors on the basis of a need to know and limited use;

2) to the extent necessary to comply with requirements of any state agency of the Republic of Kazakhstan or a court having jurisdiction to demand such disclosure;

3) to the extent that Confidential Information is publicly available not resulting from a breach of this Agreement;

4) to the extent that the Confidential Information was already known to the Director at the time of receipt of the Confidential Information without restrictions on its dissemination, and the Director can prove that such Confidential Information was accessible to him without any restrictions on its dissemination.

4. Payment of remuneration

4.1. The amount of remuneration for the Director’s service is determined by a decision of the shareholders at their annual meeting (Minutes No         ) each year.

4.2. Payment shall be made on a quarterly basis in equal installments within ten calendar days after signing by the Parties of an Act of Acceptance for the services. The Act of Acceptance should be signed by the Parties within three calendar days after the end of a quarter.

4.3. The Company undertakes to reimburse the Director’s actual expenses incurred in connection with his duties and participation in meetings of the Board of directors.

4.4. Provided that there are no Events of Default in the provision of the Director’s services, the Company shall pay the Director a bonus as determined by a decision of the shareholders at their annual meeting (Minutes #        ).

5. Director Liability

5.1. In exercising his rights and performance of his responsibilities the Director shall be responsible for:

1) establishing and maintaining adequate and effective systems of internal control, systems for assessing and evaluating risks of the Company’s activities, systems for identifying risks related to the Company’s level of capital, and related methods for monitoring compliance with the existing legislation of the Republic of Kazakhstan and the Company’s internal regulations;

2) strict compliance with ethical norms and standards of professional activities, formation of the corporate culture emphasizing and demonstrating to the staff at all levels the importance of internal controls;

3) causing the Company direct losses by intentional wrongful acts (or intentional omissions) unless a contrary indication and extent of liability are provided in the legislation of the Republic of Kazakhstan;

4) disclosure of information constituting a commercial and/or bank secret obtained in the course of performing his responsibilities under this Agreement.

5.2. The Director shall be responsible for ensuring requirements for all Persons who obtain Confidential Information under this Agreement to not disclose such confidential information to unauthorized persons.

5.3. The Director shall not be responsible for insolvency of the Company unless the occurrence of insolvency of the Company was caused by the Director’s intentional acts.

6. Basis and procedures for terminating the Agreement

6.1. Basis for terminating this Agreement:

1) a decision by the shareholders of the Company to terminate the appointment of the Director as a member of the Board of directors of the Company;

2) expiration of the Director’s term of office as a member of the Board of directors of the Company;

3) delivery to the Board of directors of the Company of a written notice of the Director’s resignation. The appointment of the Director will terminate upon receipt of the notice by the Board of directors of the Company.

7. Final provisions

7.1. Confidential Information provided by the Company to the Director in the framework of his rights and responsibilities must be kept by the Director in strict confidence and not sold, exchanged, published or disclosed to any Person for any reason without the prior consent of the Board of directors of the Company. Notwithstanding the terms of this Agreement the entrusted information is considered confidential for the period of 3 (three) years following the date of its access.

7.2. Any modifications and amendments of this Agreement will be effective only if made in writing and signed by the authorized representatives of the Company and the Director.

7.3. All issues not regulated by the provisions of this Agreement shall be governed by the existing laws and regulations of the Republic of Kazakhstan.

7.4. This Agreement is executed in the English and Russian languages, signed and delivered by each Party.

8. Addresses and Details of the Parties

THE COMPANY	THE DIRECTOR

JSC Kaspi.kz	__________________/_____________
050013, Republic of Kazakhstan, 050013,
Almaty, Nauryzbai Batyr st, 154 «A»
BIN: 081040010463
IIC:	Pay
Bank:	SWIFT Address
BIC:	For Benefit Of
Beneficiary Code:	Account No
Further Credit To

BIC

Chairman	Director

M.Lomtadze